Exhibit 10.3

AGL RESOURCES INC.
AMENDED AND RESTATED COMMON STOCK EQUIVALENT PLAN
FOR NON-EMPLOYEE DIRECTORS

This Amended and Restated AGL Resources Inc. Common Stock Equivalent Plan for Non-Employee Directors (the “Plan”) is made and entered into by AGL Resources Inc. (the “Company”) as of the 28th day of July, 2015.

1.
Establishment and Purpose. AGL Resources Inc., a Georgia corporation (the “Company”), has established the AGL Resources Inc. Amended and Restated Common Stock Equivalent Plan for Non-Employees Directors (the “Plan”), which became effective as of January 1, 1998. The Company has amended the Plan several times and has further amended and restated the Plan as of the date set forth above. The purpose of the Plan is to (i) provide Directors participating in the Plan with an opportunity to obtain a proprietary interest in the Company, (ii) provide such Directors with an added incentive to continue in the service of the Company, and (iii) stimulate such Directors’ efforts in promoting the growth, efficiency and profitability of the Company.

2.	Definitions.

a.	“Account” shall mean the bookkeeping account to which a Participant has Deferred Amounts credited under this Plan.

b.	“Board” shall mean the Board of Directors of the Company.

c.
“Beneficiary” shall mean the person or persons (including, without limitation, the trustees of any testamentary or inter vivos trust) designated from time to time in writing by a Participant on an election form provided for said purpose to receive payments under the Plan after the death of such Participant, or, in the absence of any such designation or in the event that such designated persons or person shall predecease such Participant or shall not be in existence or shall otherwise be unable to receive such payments, the person or persons designated under such Participant’s last will and testament or, in the absence of such designation, to the Participant’s estate.

d.	“Change in Control” shall mean the earliest of the following to occur:

i.
The date any one person, or more than one person acting as a group (as determined under Treasury Regulation 1.409A-3(i)(5)(v)(B), a “Group”), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. If any one person or Group is considered to own more than 50% of the total fair market value or total voting power of the Company, the acquisition of additional control of the Company by the same person or Group is not considered to cause a Change in Control of the Company;

ii.
The date any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

iii.
The date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or

iv.
The date that any one person or Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is intended that there will be a Change in Control under the Plan only to the extent such event or transaction would constitute a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5) and thus the provisions of the definition of Change in Control shall be applied and interpreted consistent with the provisions of such Treasury Regulation, as amended from time to time, recognizing however, that the definition of Change in Control in the Plan may be more restrictive in certain respects than the definition contained in Treasury Regulation Section 1.409A-3(i)(5).

e.	“Common Stock” shall mean the common stock of the Company, par value $5.00 per share.

f.	“Common Stock Equivalents” or “CSEs” shall mean the units that are credited to a Director’s Account under this Plan.

g.	“Company” shall mean AGL Resources Inc., a Georgia corporation, and any successor of the Company.

h.
“Compensation” shall mean the retainers, fees and equity awards that are paid or granted by the Company to a Participant as compensation for services performed by the Participant as a Director, including supplemental compensation for committee, chair and lead director positions, as applicable.

i.	“Deferred Amount” shall mean an amount of Compensation deferred at the election of the Participant under this Plan.

j.	“Director” shall mean any member of the Board of Directors of the Company who is not an employee of the Company.

k.
“Fair Market Value” shall mean, as of any date of determination, the most recent closing price per share of the Common Stock as published in the Eastern Edition of The Wall Street Journal report on the New York Stock Exchange Composite Transactions (or other established exchange on which the Common Stock is listed).

l.	“Participant” shall mean any Director who elects to defer Compensation under this Plan.

m.	“Plan” shall mean the AGL Resources Inc. Amended and Restated Common Stock Equivalent Plan for Non-Employee Directors, as from time to time amended and in effect.

n.	“Termination of Service” shall mean a “separation from service” with the Company (by death, retirement or otherwise) as defined in Treasury Regulation Section 1.409A-1(h).

3.
Deferral of Compensation. Each Director may elect to defer his or her Compensation (with the election limited to all of his or her annual Compensation) for any calendar year under this Plan. Such election shall be made on a form prescribed by the Company and filed with the Corporate Secretary of the Company prior to the beginning of the calendar year during which the Compensation is to be earned. Notwithstanding the foregoing, in the first calendar year a Participant becomes eligible to participate in the Plan, he or she may submit a deferral election within thirty (30) days of the date he or she becomes eligible to participate in the Plan with respect to Compensation for the calendar year in which the Participant becomes eligible to participate in the Plan. Such election shall only apply to Compensation earned prospectively. This exception for the initial year of eligibility shall apply only to the extent the Participant is not already eligible to participate in a different deferred compensation plan of the same type as determined by Treasury Regulation 1.409A-1(c)(2). The election shall be irrevocable for the first calendar year to which it relates, and it shall continue in effect for subsequent calendar years until changed prospectively by the Participant, in writing to the Corporate Secretary of the Company, before the beginning of the calendar year for which the change is effective. If an election is made by a person who has been elected to serve as a Director, but whose term has not yet commenced, that Director’s election shall be effective as of the commencement of said term.

4.
Treatment of Deferred Amounts. The Company shall establish on its books an Account for each Participant who defers Compensation under this Plan. Such Account will accurately reflect the Company’s liability to such Participant. The standing balance in each account is hereafter referred to as the “Account Balance.” Despite the maintenance of such Account, the Company’s obligation to make payments under the Plan to a Participant shall be made from the Company’s general assets and property. The Company may, in its sole discretion, establish a separate fund or account to make payment of benefits to a Participant or Beneficiary hereunder. Whether or not the Company, in its sole discretion, does establish such a fund or account, no Participant, Beneficiary or any person shall have, under any circumstances, any interest whatever in any particular property or assets of the Company by virtue of this Plan. Accordingly, the Company’s obligation to pay benefits under the Plan shall be merely an unfunded and unsecured promise of the Company to pay money in the future.

5.
Conversion of Deferred Amounts to Common Stock Equivalents. Deferred Amounts credited to a Participant’s Account representing a retainer amount shall be converted into CSEs on the dates that such retainer would have been paid or issued to the Director. Deferred Amounts representing meeting fees, if any, shall be aggregated and converted into CSEs on June 15 and December 15 of each calendar year, based on the number of meetings attended by the Participant in the prior six-month period.. Deferred Amounts shall be converted into a number of CSEs equal to the number of shares of Common Stock, calculated to three decimal places, that could be purchased with such Deferred Amounts on the date of conversion to CSEs, at a per share price equal to the Fair Market Value of the Common Stock on such date.

6.
Dividends. On each date on which a dividend, in cash, property or stock, is distributed on shares of issued and outstanding Common Stock, the Participant’s Account shall be credited with a number of CSEs based upon the amount of cash or the fair market value of any property or stock (the “base amount”) distributed with respect to a number of shares issued and outstanding of the Common Stock equal to the number of CSEs (including fractions) standing to the Participant’s credit in his or her Account on the record date for such distribution (assuming that fractional shares could be held of record and that distributions were made with respect thereto). The number of CSEs to be so credited shall be equal to the number of shares of Common Stock, to three decimal places, that could be purchased on such dividend distribution date with the base amount at a per share price equal to the Fair Market Value of the Common Stock on such date.

7.	Payment of Deferred Amounts.

a.
Upon a Participant’s Termination of Service, or upon a Change in Control of the Company, a Participant’s Account Balance shall be paid to him or her (or, in the event of the Participant’s death, to the Participant’s Beneficiary).

b.
The Participant shall elect, on his or her initial election form, to be paid his or her Account Balance in either (i) five annual cash installments, or (ii) one cash lump sum payment. Such election shall be irrevocable. Notwithstanding the foregoing, the Company may, but is not required to, permit a Participant to change his initial election to change the method of payment of his or her Account Balance, in accordance with the following: (i) the Participant must change his election not less than twelve (12) months before a scheduled payment; (ii) the first payment with respect to such changed election must be deferred at least five (5) years from the date such payment would otherwise have been made, and (iii) the election shall not become effective for twelve (12) months. The change of election shall be made on a form provided by the Company.

c.
Payment of a Participant’s Account Balance shall commence within thirty (30) days of a Participant’s Termination of Service or Change in Control. In converting a Participant’s CSEs in his or her Account into cash for payment purposes, such conversion shall be made on each payment date to the Participant based on the then current Fair Market Value of the shares of Common Stock reflected in the Participant’s Account.

8.
Amendment or Termination. The Board of Directors may amend or terminate this Plan at any time; provided, however, that no amendment or termination shall adversely affect any then existing Deferred Amounts or rights under this Plan, and provided further that no amendment may be made to the last sentence of Section 12 hereof.

9.	Expenses. The expenses of administering the Plan shall be borne by the Company, and shall not be charged against any Participant’s Account.

10.	Applicable Law. The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Georgia.

11.
No Trust. No action by the Company or its Board of Directors under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant, Beneficiary, or any other persons. The status of a Participant or Beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely those of an unsecured creditor of the Company. Any asset acquired or held by the Company in connection with liabilities assumed by it hereunder shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of a Participant or Beneficiary, or to be security for the performance of the obligations of the Company, but shall be, and remain, a general, unpledged, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company.

12.
Assignment; Successors. Neither the Participant nor any other person shall have the power, voluntarily or involuntarily, to transfer, assign, anticipate, pledge, mortgage or otherwise encumber, alienate or transfer any rights hereunder in advance of any of the payments to be made pursuant to this Plan or any portion thereof. The obligations of the Company hereunder shall be binding upon any and all successors and assigns to the Company.

13.
Withholding. The Company shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income or employment taxes relating to the payment of Deferred Amounts under this Plan.

14.	No Impact on Directorship. This Plan shall not be construed to confer any right on the part of a Participant to be or remain a Director or to receive any, or any particular rate of, Compensation.

15.
Interpretations. Interpretations of, and determinations related to, this Plan made by the Company in good faith, including any determinations or calculations of Deferred Amounts or Account Balances, shall be conclusive and binding upon all parties; and the Company shall not incur any liability to a Participant for any such interpretation or determination so made or for any other action taken by it in connection with this Plan.

16.
Changes in Capital Structure. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per share value of the shares of Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Board of Directors shall make such adjustments to the Plan and Participant’s Accounts (and Common Stock Equivalents) as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares of Common Stock, the Participants’ Accounts (and Common Stock Equivalents) shall automatically, without the necessity for any additional action by the Board, be adjusted proportionately.

17.
Special Provisions Related to Section 409A of the Code. It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Plan to be executed by its duly authorized officer as of the date first above written.

 AGL RESOURCES INC.

 By: /s/ Melanie M. Platt
Melanie M. Platt
Executive Vice President and Chief People Officer